Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-197468 on Form S-8 of our report dated February 20, 2015, relating to the consolidated financial statements of NextEra Energy Partners, LP and subsidiaries (NEP) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the consolidated financial statements prior to the initial public offering), appearing in this Annual Report on Form 10-K of NEP for the year ended December 31, 2014.

DELOITTE & TOUCHE LLP

Boca Raton, Florida
February 20, 2015